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                                 SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                               (Amendment No. )


                               James River Coal Company

-----------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $.01 PER SHARE PAR VALUE
-----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   470355207
-----------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
-----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [   ]  Rule 13d-1(b)

          [   ]  Rule 13d-1(c)

          [ X ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
CUSIP No. 470355207                   13G


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

		MERRILL LYNCH & CO., INC. (MERRILL LYNCH)

_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [ ]

_____________________________________________________________________________
3.   SEC USE ONLY

_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  Disclaimed (See #9 below)
            _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 Disclaimed (See #9 below)
            _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                Disclaimed (See #9 below)
               ______________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   Disclaimed (See #9 below)
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Merrill Lynch & Co., Inc disclaims beneficial ownership in all shares of James River Coal Company held by Merrill Lynch PCG, Inc.
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           Disclaimed (See #9 above)
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                           HC, CO
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 470355207                   13G


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

		MERRILL LYNCH GROUP, INC.

_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [ ]

_____________________________________________________________________________
3.   SEC USE ONLY

_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  Disclaimed (See #9 below)
            _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 Disclaimed (See #9 below)
            _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                Disclaimed (See #9 below)
               ______________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   Disclaimed (See #9 below)
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Merrill Lynch Group, Inc. disclaims beneficial ownership in all shares of James River Coal Company held by Merrill Lynch PCG, Inc.
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           Disclaimed (See #9 above)
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                           HC, CO
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 470355207                   13G


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

		ML IBK POSITIONS, INC.

_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [ ]

_____________________________________________________________________________
3.   SEC USE ONLY

_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  Disclaimed (See #9 below)
            _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 Disclaimed (See #9 below)
            _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                Disclaimed (See #9 below)
               ______________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   Disclaimed (See #9 below)
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          ML IBK Positions, Inc. disclaims beneficial ownership in all shares of James River Coal Company held by Merrill Lynch PCG, Inc.
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           Disclaimed (See #9 above)
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                           HC, CO
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 470355207                   13G


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             MERRILL LYNCH PCG, INC.  (MLPCG)
_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

_____________________________________________________________________________
3.   SEC USE ONLY

____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  985,000

            _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                  0
            _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                985,000
               ______________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   0
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           985,000
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           6.68%

_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                           CO

_____________________________________________________________________________


CUSIP No. 470355207                  13G

_____________________________________________________________________________
Item 1(a).  Name of Issuer:
                                  JAMES RIVER COAL COMPANY
_____________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

                                  901 E. Byrd Street
                                  SUITE 1600
                                  RICHMOND, VA 23219-4529
_____________________________________________________________________________
Item 2(a).  Name of Person Filing:

                                  MERRILL LYNCH & CO., INC.
                                  MERRILL LYNCH GROUP, INC.
                                  ML IBK POSITIONS, INC.
                                  MERRILL LYNCH PCG, INC.
___________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal business office for MERRILL LYNCH & CO., INC., MERRILL LYNCH GROUP, INC., ML IBK POSITIONS, INC. and MERRILL LYNCH PCG, INC. is 4 WORLD FINANCIAL CENTER, NEW YORK, NY 10080.
_____________________________________________________________________________
Item 2(c).  Citizenship:

                                  SEE ITEM 4 OF COVER PAGES
_____________________________________________________________________________
Item 2(d).  Title of Class of Securities:

                                  COMMON STOCK
_____________________________________________________________________________
Item 2(e).  CUSIP Number:
                                  470355207
_____________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
(b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
(c) [_] Insurance company as defined in Section 3(a)19) of the Exchange Act.
(d) [ ] Investment company registered under Section 8 of the Investment Company Act.
(e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
(f) [_] An employee benefit plan or endowment fund in accordance with
           Rule 13d-1(b)(1)(ii)(F)
(g) [_] A parent holding company or control person in accordance with
           Rule 13d-1(b)(1)(ii)(G)
(h) [_] A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance Act
(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act
(j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


CUSIP No. 470355207                      13G

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
                             985,000 Shares Common Stock
(b)	Percent of class:
                             6.68%

(c)	Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:
  							SEE ITEM 5 OF COVER PAGES
          (ii)  Shared power to vote or to direct the vote:
							SEE ITEM 6 OF COVER PAGES
          (iii) Sole power to dispose or to direct the disposition of:
							SEE ITEM 7 OF COVER PAGES
          (iv)  Shared power to dispose or to direct the disposition of
							SEE ITEM 8 OF COVER PAGE
_____________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

			If this statement is being filed to report the fact that as
of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ]
_______________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                   NOT APPLICABLE
_______________________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Merrill Lynch PCG, Inc. is a wholly owned subsidiary of ML IBK Positions, Inc. ML IBK Positions, Inc. is a wholly owned subsidiary of
ML Group, Inc. whose parent is Merrill Lynch & Co.
_______________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Although Merrill Lynch & Co., Merrill Lynch Group Inc., ML IBK Positions Inc. and Merrill Lynch PCG Inc. are affiliates and have determined to file jointly, the reporting persons are of the view that their affiliation does not cause them to be acting as a group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934 (the "1934 Act").
_______________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

                   NOT APPLICABLE
_______________________________________________________________________________


CUSIP No. 470355207                      13G

Item 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 11, 2005



MERRILL LYNCH & CO., INC.              MERRILL LYNCH GROUP, INC.



By:  /s/ Cara Londin                   By:  /s/ Michael LaMaina
-------------------------------------  ---------------------------------------
Name:    Cara Londin *                 Name:    Michael LaMaina
Title:   Assistant Secretary           Title:   Assistant Secretary





ML IBK POSITIONS, INC.                  MERRILL LYNCH PCG, INC.



By:  /s/ Martin J. McInerney           By:  /s/ Martin J. McInerney
-------------------------------------  ---------------------------------------
Name:    Martin J. McInerney           Name:    Martin J. McInerney
Title:   Vice President                         Title:   Vice President








* Executed pursuant to a Power of Attorney, dated November 17, 1995, a copy of which is attached hereto as Exhibit A.


                                  Schedule 13G
                                    Exhibit A

                                Power of Attorney

     The undersigned, Merrill Lynch & Co., Inc. (the "Corporation"), a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 2560 Vesey Street, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under
Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or
Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original, copies or electronic filings of any forms (including without limitation), Securities and Exchange Commission Forms 3, 4 and 5) required to be filed pursuant to Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in a all respects as if the undersigned could do if personally present.

     This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 17th day of November 1995.


                                  MERRILL LYNCH & CO., INC.


                                  By:  /s/ David H. Komansky


                                  _____________________________________________
                                  Name:  David H. Komansky
                                  Title:  President and Chief Operating Officer